FIRST PACTRUST BANCORP, INC.
FOR IMMEDIATE RELEASE
December 15, 2010

First PacTrust Bancorp Completes Repayment of TARP

CHULA VISTA, CA – December 15, 2010 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today that it has redeemed the $19.3 million of series A preferred stock issued to the U.S. Treasury under the “TARP” Troubled Asset Relief Program’s Capital Purchase Program. As part of the redemption of the preferred stock, First PacTrust Bancorp also paid accrued dividends of approximately $88,000, bringing the total dividends paid to the U.S. Treasury and U.S. taxpayers to about $1,994,000 since the preferred stock was issued on November 21, 2008. The U.S. Treasury continues to hold warrants to purchase approximately 280,795 shares of First PacTrust Bancorp common stock at an exercise price of $10.31 per share.

“The repayment of the TARP investment represents an important milestone for First PacTrust Bancorp, Inc. and Pacific Trust Bank. Following the completion of our recently announced recapitalization and repayment of TARP, Pacific Trust Bank remains a very well capitalized community bank with a strong balance sheet and the capital resources needed to fuel growth and meet the needs of consumers, real estate investors and businesses throughout Southern California.” said Gregory Mitchell, president and chief executive officer of First PacTrust Bancorp, Inc. “We thank the U.S. government, our regulators and fellow taxpayers for their support and vote of confidence in our Company, and more broadly for their support of the U.S. financial system.”

As previously announced, the Company sold 5,454,546 shares of common stock at $11.00 per share for a total of $60 million in a private placement completed November 1, 2010. Net proceeds of this transaction and excess liquidity were used to repay the $19.3 million TARP investment and accrued dividends.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:
Gregory Mitchell, President and CEO
Phone: (619) 691-1519, ext. 4474